EXHIBIT 5.1

[Comerica Letterhead]

John D. Buchanan
Executive Vice President - Chief Legal Officer,
and Secretary

jdbuchanan@comerica.com

April 29, 2021

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

RE:          COMERICA INCORPORATED — REGISTRATION STATEMENT ON FORM S-8

Dear Sir/Madam:

I am Executive Vice President - Chief Legal Officer, and Corporate Secretary to Comerica Incorporated, a Delaware corporation (the “Corporation”).  This opinion is being rendered with respect to Post-Effective Amendment No. 1 to Registration Statement No. 333-204099, filed on May 12, 2015 (the “Registration Statement”) previously filed by the Corporation with the Securities and Exchange Commission.

On April 27, 2021, the shareholders of Comerica Incorporated (“Comerica” or the "Registrant") approved the Comerica Incorporated Amended and Restated 2018 Long-Term Incentive Plan (the “Plan”). Effective upon the approval of the Plan, (i) no additional awards are to be granted pursuant to the terms of the Comerica Incorporated 2015 Incentive Plan for Non-Employee Directors (the “Director Plan”), (ii) awards outstanding under the Director Plan as of April 27, 2021 shall remain in full force and effect under the Director Plan according to their respective terms, and (iii) to the extent that any such award is forfeited, terminates, expires or lapses without being exercised (to the extent applicable), or is settled for cash, the shares subject to such award not delivered as a result thereof, including any shares that are unearned under performance awards taking into account the maximum possible payout (the "Carryover Shares"), shall again be available for awards under the Plan.
I have examined such certificates, instruments, and documents and reviewed such questions of law as I have considered necessary or appropriate for the purposes of this opinion. In addition, in rendering this opinion I have assumed without verification the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity of certified copies submitted to me with the original documents to which such certified copies relate and the legal capacity of all individuals executing any of the foregoing documents.

I have not considered, and I express no opinion as to, the laws of any jurisdiction other than the federal securities laws of the United States and the General Corporation Law of the State of Delaware, in each case as in effect on the date hereof.

Based on and subject to the foregoing, and subject to the qualifications, assumptions and limitations stated herein, I am of the opinion that the Carryover Shares have been duly authorized and, when issued in accordance with the terms of the Plan and when Post-Effective Amendment No. 1 to the Registration Statement shall have become effective, will be legally issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to Post-Effective Amendment No. 1 to the Registration Statements.  In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ John D. Buchanan
Executive Vice President - Chief Legal Officer,
and Corporate Secretary